Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements of Neenah Paper Inc. and management’s report on the effectiveness of internal control over financial reporting dated March 13, 2006, appearing in the Annual Report on Form 10-K of Neenah Paper Inc. for the year ended December 31, 2005 and our report dated June 19, 2006 appearing in the Annual Report on Form 11-K of the Neenah Paper Inc. 401(k) Retirement Plan for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
December 21, 2006